                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        National Surgery Centers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

   April 14, 1997




   Dear Stockholder:

   It is my pleasure to invite you to the 1997 Annual Meeting of Stockholders of National Surgery Centers. The meeting will be held on May 21, 1997, at 10:00 a.m. Central Daylight Time, at the Union League Club, 65 West Jackson Blvd., Chicago, Illinois.

   The attached Notice of Annual Meeting of Stockholders and Proxy Statement cover the formal business of the meeting, which includes the election of two directors. Following the meeting, management will discuss other corporate matters that may be of interest to you as a stockholder.

   It is important that your shares be represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To be sure your shares are represented, we urge you to complete and mail the enclosed proxy card as soon as possible. If you attend the meeting and wish to vote in person, the ballot you submit at the meeting will supersede your proxy.

   Sincerely,



   /s/ E. Timothy Geary
   ---------------------
   E. Timothy Geary
   Chairman and Chief Executive Officer

                      [NATIONAL SURGERY CENTERS, INC. LOGO]


          30 SOUTH WACKER DRIVE, SUITE 2302, CHICAGO, ILLINOIS 60606

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1997

     You are cordially invited to attend the annual meeting of stockholders of National Surgery Centers, Inc. which will be held at 10:00 a.m. Central Daylight Time, on May 21, 1997, in the Union League Club, 65 West Jackson Blvd., Chicago, Illinois, for the following purposes:

     1.   To elect directors;

     2. To consider and vote upon a proposal to amend the Certificate of Incorporation of National Surgery Centers, Inc. to increase the number of authorized shares of Common Stock, $.01 par value per share, of the Company from 20 million to 40 million (the "Company Charter Amendment"). A copy of the Certificate of Amendment to the Certificate of Incorporation effecting the Company Charter Amendment is included as Appendix A to the accompanying Proxy Statement;

     3. To consider and vote upon a proposal to amend the Company's Amended and Restated 1992 Stock Option Plan (the "Option Plan") to increase the number of underlying shares of Common Stock issuable pursuant to the Option Plan from 1,500,000 to 2,000,000. A copy of the amendment to the Option Plan is included as Appendix B to the accompanying Proxy Statement;

     4. To consider and vote upon a proposal to approve the National Surgery Centers, Inc. 1997 Non-Employee Directors Stock Option Plan (the "Non-Employee Director Plan"). A copy of the Non-Employee Director Plan is included as Appendix C to the accompanying Proxy Statement; and

     5. To transact such other business as may properly come before the meeting.


     Only stockholders of record at the close of business on March 29, 1997 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at 30 South Wacker Drive, Suite 2302, Chicago, Illinois, for a period of ten days prior to the meeting.

     It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date, and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                               John G. Rex-Waller
                               Executive Vice President, Treasurer and Secretary

Chicago, Illinois
April 14, 1997


                YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                   PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                     REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                         NATIONAL SURGERY CENTERS, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1997

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of National Surgery Centers, Inc. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at 10:00 a.m. Central Daylight Time, on May 21, 1997, in the Union League Club, 65 West Jackson Blvd., Chicago, Illinois, and at any postponement or adjournment thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted (i) for the election of the nominees named herein as directors; (ii) for approval of the Company Charter Amendment; (iii) for approval of the amendment to the Company's Option Plan; (iv) for approval of the Non-Employee Director Plan; and (v) on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company, or by delivery of a later-dated proxy.

     The Company's principal executive offices are located at 30 South Wacker Drive, Suite 2302, Chicago, Illinois 60606 (telephone 312/655-1400). It is expected that proxy materials will be mailed to stockholders beginning on or about April 11, 1997.

                      SHARES OUTSTANDING AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 29, 1997 are entitled to vote at the annual meeting of stockholders. The common stock, $.01 par value per share (the "Common Stock") of the Company is the only voting stock of the Company outstanding, of which 11,698,250 shares were outstanding as of the close of business on March 13, 1997. Each share of Common Stock is entitled to one vote.

     Election of each director requires the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the meeting. Approval of the Company Charter Amendment, amendment to the Option Plan, the Non-Employee Director Plan, and approval of any other matter submitted to the stockholders for their consideration requires the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy and entitled to vote at the meeting. An automated system administered by the Company's transfer agent is used to tabulate the votes. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item under consideration and has not received instructions from the beneficial owner. Broker non-votes, directions to withhold authority, and abstentions are not counted in tabulations of the votes cast on proposals presented to stockholders nor are they counted for purposes of determining whether a proposal has been approved, and therefore have no effect.

                         ELECTION OF CLASS II DIRECTORS

     Two directors are to be elected at the meeting. The Company's Charter divides the Company's Board of Directors into three classes. The members of each class of Directors serve for staggered three-year terms. The two persons named below are Class II Directors and have been designated by the Board of Directors as nominees for election as directors for a term expiring at the annual meeting of stockholders in 2000. Both of the nominees are currently serving as directors as of the date of this Proxy Statement.

Unless otherwise instructed, properly executed proxies that are returned in a timely manner will be voted for election of the two nominees. If, however, any of such nominees should be unable or should fail to act as a nominee by virtue of an unexpected occurrence, the proxies will be voted for such other person as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected.

     John K. Carlyle, age 42, has served as a director of the Company since 1991. Mr. Carlyle has served as the President from 1990 to 1996, as Chief Executive Officer and as director since 1992 and as Chairman of the Board since 1997 of OccuSystems, Inc. ("OccuSystems"), a physician practice management company. Prior to joining OccuSystems, Mr. Carlyle was a Senior Vice President and the Chief Financial Officer of Medical Care.

     Rocco A. Ortenzio, age 64, has served as a director of the Company since 1991. Mr. Ortenzio is Chairman and Chief Executive Officer of Select Medical Corporation, a medical rehabilitation company. Mr. Ortenzio was the Chairman of the Board and Chief Executive Officer of Continental Medical Systems, Inc. prior to its merger with Horizon Healthcare Corporation in July 1995. He has also served as a consultant to Horizon/CMS HealthCare Corporation since July 1995. Mr. Ortenzio serves on the Board of Directors of Quorum Health Group, Inc. and served as a director to AMSCO International until its merger in May 1996 with STERIS Corporation.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
               THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

                         CLASS I AND CLASS III DIRECTORS

     E. Timothy Geary, age 46, has been the Company's Chief Executive Officer, President and Chairman of the Board since its founding in 1987. Mr. Geary served as a Vice President of Operations and Development, respectively, with Medical Care International, Inc. ("Medical Care"), the nation's largest owner and operator of freestanding ambulatory surgery centers, from 1983 to 1987. Mr. Geary is a graduate of the College at the University of Chicago and the University of Chicago Graduate School of Business. Mr. Geary is on the Board of Directors of the Federated Ambulatory Surgery Association ("FASA"), an industry association.

     Russell L. Carson, age 53, has served as a director of the Company since 1991. Mr. Carson is a general partner in certain investment partnerships that specialize in the health care industry. Mr. Carson has served as the Chairman of the Board of Quorum Health Group, Inc. ("Quorum"), an owner and operator of acute-care hospitals, since 1989. Mr. Carson also serves on the Board of Directors of American Oncology Resources, Inc. ("AOR"), a provider of outpatient cancer treatment services; Health Management Systems, Inc., a provider of accounts receivable management services to hospitals; and STERIS Corporation, a manufacturer of health care capital equipment

     John T. Henley, Jr., M.D., age 49, has served as a director of the Company since 1991. Dr. Henley has served as the Medical Director and Administrator of Fayetteville Ambulatory Surgery Center Limited Partnership, an affiliate of the Company, since 1982 and 1985, respectively. Dr. Henley is a past president, and currently serves on the Board of Directors of FASA and is a practicing surgeon.

     Donald E. Linder, M.D., age 48, has served as a director of the Company since 1992. Dr. Linder was the founder of the Surgical Center of Greensboro, an affiliate of the Company, from 1983 to 1994. Dr. Linder is the President, and serves on the Board of Directors, of FASA.

     John G. Rex-Waller, age 44, has served as a director of the Company and as the Company's Secretary and Treasurer since 1991. Mr. Rex-Waller also served as the Company's Chief Financial Officer prior to being named Executive Vice President of the Company in February 1996. Mr. Rex-Waller was a Senior Vice President-Corporate Finance with Dean Witter Reynolds Inc. from 1984 to 1991. Mr. Rex-Waller is a graduate of the University of Chicago Graduate School of Business; attended Hertford College, Oxford as a Rhodes Scholar; and has an undergraduate degree in Civil Engineering from the University of Cape Town.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The two standing committees of the Board of Directors of the Company are the Audit Committee and the Compensation Committee, the functions and membership of which are described below. The Board of Directors does not have a standing nominating committee. The Board of Directors held an aggregate of seven regular and special meetings in 1996.

     The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for, and scope of, the independent auditors' examination, meeting with the independent auditors, the Board of Directors, and certain officers of the Company to review the adequacy of internal controls and reporting, and performing any other duties or functions deemed appropriate by the Board of Directors. Dr. Linder and Mr. Carlyle are currently members of the Audit Committee.

     The Compensation Committee is responsible for establishing and making recommendations to the Board of Directors regarding salaries to be paid to officers of the Company and for administration of, and the granting of options under, the Company's Amended and Restated 1992 Stock Option Plan (the "Option Plan") and Amended and Restated Employee Stock Purchase Plan. Dr. Henley and Messrs. Carlyle and Carson are currently members of the Compensation Committee.

     Nominations for election of directors are made by the Board of Directors and, pursuant to the Company's bylaws, may be made by any stockholder entitled to vote in the election of directors. See "Submission of Stockholder Proposals for the 1997 Annual Meeting" for procedures with respect to nominations by stockholders.

     During fiscal 1996, the Compensation Committee met two times, and the Audit Committee met once. In fiscal 1996, during the time each director served in such capacity, no director attended less than 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board of Directors on which such director served.

                      APPROVAL OF COMPANY CHARTER AMENDMENT

     The Company's certificate of incorporation (the "Charter") currently authorizes the issuance of a total of 20 million shares of the Common Stock, 10 million shares of non-voting common stock, $.01 par value per share , of the Company (the "Non-Voting Common Stock"), and 10 million shares of preferred stock, $.01 par value per share, of the Company (the "Preferred Stock"). Of such 20 million presently authorized shares of the Common Stock, 11,698,250 were issued and outstanding as of March 13, 1997 and of such 10 million presently authorized shares of the Non-Voting Common Stock, 254,313 were issued and outstanding as of March 13, 1997. No shares of the Preferred Stock are issued and outstanding. As of March 13, 1997, additional shares of the Common Stock had been reserved for issuance as follows: (i) an aggregate of approximately 2,198,295 shares in connection with options granted or to be granted under the Company's stock option plans (including 1,948,295 shares under the Option Plan and 250,000 under the Non-Employee Director Plan); (ii) approximately 683,016 shares to be issued under the Company's employee stock purchase plan; and (iii) approximately 105,588 shares in connection with warrants or convertible subordinated debt of the Company.

     The Board of Directors of the Company has adopted and approved, and recommends that the Company stockholders adopt and approve, an amendment to Article FOURTH of the Charter which would increase the number of authorized shares of the Common Stock from 20 million to 40 million (the "the Company Charter Amendment"). The Company Charter Amendment will not increase or otherwise affect the number of authorized shares of the Company Non-Voting Common Stock nor Preferred Stock which may be issued by the Company. The provisions of Article FOURTH of the Company Charter, as proposed to be amended, are set forth in Appendix A to this Proxy Statement.

     The Board of Directors of the Company believes that it is in the Company's best interests to increase the number of authorized shares of the Common Stock in order to have additional authorized but unissued shares available for issuance to meet the Company's needs as they arise. The Board of Directors of the Company believes that the availability of such additional shares will provide the Company with the flexibility to issue shares of the Common Stock for possible future financings; stock splits, dividends, or distributions; acquisitions of businesses or properties or securities of other businesses; stock option plans; or other proper corporate purposes which may be identified in the future by the Company Board of Directors, without the possible expense and delay of a special stockholder meeting.

     The authorized shares of the Common Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Company Board of Directors may deem advisable, without further action by the Company's stockholders, except as may be required by applicable law or by the rules of The Nasdaq Stock Market, as determined by the National Association of Securities Dealers, Inc., or any other stock exchange or national securities association trading system on which the Company Common Stock may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of the Common Stock. Holders of shares of the Common Stock have no preemptive rights.

     The Company has no arrangements, agreements, understandings, or plans at the present time for the issuance or use of the additional shares of the Common Stock proposed to be authorized. However, the Board of Directors of the Company believes that the current number of authorized unreserved shares of the Common Stock will be insufficient to meet the Company's future needs. The Board of Directors of the Company intends to issue the Common Stock only on terms which the Board deems to be in the best interests of the Company and its then existing stockholders. Any future issuance of the Common Stock will be subject to the rights of holders of outstanding shares of any of the Company Preferred Stock which the Company may issue in the future.

     The Company Charter and bylaws include certain provisions that may have the effect of discouraging, delaying, or preventing a change in control of the Company (even though such change in control could be beneficial to the Company's stockholders generally), including procedural requirements with respect to stockholder action. The issuance of additional shares of the Company's capital stock, including shares authorized pursuant to the Company Charter Amendment, could in certain circumstances also have the effect of similarly discouraging, delaying, or preventing a change in control of the Company. However, the Company is not aware of any efforts by another party to acquire a controlling interest or to seek representation on the Board of Directors of the Company, nor is this proposal being submitted to frustrate any such efforts. In addition, the Company Charter Amendment is not part of any plan by the Company's management to adopt a series of amendments to the Company Charter or bylaws so as to render the takeover of the Company more difficult.

     The issuance of additional shares of the Common Stock may have a dilutive effect on earnings per share and on the equity and voting power of existing holders of the Common Stock. It may also adversely effect the market price of the Common Stock. However, in the event additional shares are issued in transactions which result in favorable business opportunities or that provide working capital sufficient to allow the Company to pursue its business plans, the dilutive effect on earnings per share may be offset and this may cause the market price of the Common Stock to increase.

     The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is necessary to approve the Company Charter Amendment. Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted in favor of adoption of the Company Charter Amendment.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
                   APPROVAL OF THE COMPANY CHARTER AMENDMENT.

                            APPROVAL OF AMENDMENT TO
                   AMENDED AND RESTATED 1992 STOCK OPTION PLAN

     General. The Company's Board of Directors adopted, and the stockholders of the Company approved, the National Surgery Centers, Inc. Amended and Restated 1992 Stock Option Plan (the "Option Plan") which became effective on February 13, 1992 and has been amended and restated twice, with such amendments becoming effective January 1, 1995 and April 18, 1996, respectively. On February 11, 1997, the Company's Board of Directors adopted and approved, subject to stockholder approval, an amendment to the Company's Option Plan, pursuant to which the number of shares of Common Stock available for issuance under the Option Plan would be increased from 1,500,000 to 2,000,000. A copy of the above-described amendment to the Option Plan submitted for shareholder approval is attached as Exhibit B to this Proxy Statement. If approved by stockholders, the amendment to the Option Plan will be effective as of February 11, 1997.

     Summary of the Amended Option Plan. The Option Plan's purpose is to benefit the Company and its subsidiaries through the maintenance and development of management by offering certain present and future executives and key personnel a favorable opportunity to become holders, over a period of years, of the Company's Common Stock, thereby giving them a permanent stake in the Company's growth and prosperity and encouraging the continuance of their services with the Company or its subsidiaries.

     The Compensation Committee (the "Committee") of the Company's Board of Directors administers the Option Plan. The Committee consists of no fewer than two disinterested outside directors of the Company. Committee members are appointed pursuant to resolution adopted by the Board of Directors and continue to serve until the appointment and election of their successors or until the earlier of their death, resignation, removal or retirement. The current members of the Committee are Dr. Henley and Messrs. Carson and Carlyle.

     The Committee is responsible for the Option Plan's administration, and its interpretations and decisions regarding the Option Plan are final. The Committee has authority to determine the persons to be granted options under the Option Plan, the number of shares subject to each option, the time or times at which options will be granted, the option price of the shares subject to each option (which price shall not be less than the fair market value of the shares at the date of grant), the time or times when each option becomes exercisable and the duration of the exercise period, and whether or not an option is intended to be granted as an incentive stock option (an "ISO") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or intended to be granted as a nonqualified option (i.e., an option that is not an ISO).

     Options may be granted under the Option Plan to the Company's and its subsidiaries' executives and key employees (other than Committee members). If the amendment to the Option Plan is adopted, Options may be granted with respect to a total of not more than 2,000,000 shares of Common Stock under the Option Plan, and this limitation is subject to anti-dilution and other adjustment provisions. No options may be granted under the Option Plan after December 31, 2004. If an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a canceled option).

     The aggregate fair market value (determined at the time of grant of the option) of the shares of common stock with respect to which ISOs are exercisable for the first time during any calendar year by an employee granted ISOs under this Option Plan or any other plan of the Company or its parent or any subsidiary shall not exceed $100,000; provided however, that this limit shall not apply to those options which are not intended to be treated as ISOs.

     Each option is for such term of not more than ten years as the Committee shall determine at the date of the grant, provided, however, that no option granted to an employee who, at the time the option is granted, is a 10% Holder, shall have a term of more than five years. Each option shall become exercisable with respect to one-quarter of the total number of shares subject to the option twelve months after the date of its grant and with respect to an additional one-quarter at the end of each twelve-month period thereafter during the succeeding three years. The Committee may accelerate the exercisability of any option or, at any time before a previously granted option's expiration or termination, extend such option's terms for such additional period as the Committee, in its discretion, shall determine, except that the aggregate option period with respect to any option, including the original term of the option and any extensions thereof, shall never exceed ten years (or five years, in the case of an option granted to any employee who, at the time the option is granted, is a 10% Holder).

     Upon exercising an option, the optionee must provide the Company with the full aggregate exercise price of the shares to be purchased in cash or by check. However, with the approval of the Committee, the optionee may exercise his or her option by (i) tendering to the Company shares of Common Stock owned by him or her and with the certificates therefor registered in his or her name, having a fair market value equal to the cash exercise price of the shares being purchased; or (ii) delivering an irrevocable written notice instructing the Company to deliver the shares of Common Stock being purchased to a broker selected by the Company subject to the broker's written guarantee to deliver cash to the Company equal to the full consideration of the exercise price for the shares being purchased. For these purposes, the per share value of the Company's Common Stock shall be the fair market value at the close of business on the date preceding the date of exercise (or, if that date is not a trading day, on the trading day next preceding the date of exercise of the option).

     The shares of Common Stock purchased upon exercise of an option are purchased from the Company, not in the open market. No fees, commissions, or other charges are assessed against participating employees' in connection with such purchases.

     The shares of Common Stock purchased upon exercise of an option may be ineligible for resale unless they are registered under the federal and state securities laws or unless an exemption from registration is available.

     In the event the employment of an optionee with the Company or any of its subsidiaries is terminated for any reason other than death, permanent disability or a change in control, such optionee's option shall expire and all rights to purchase shares pursuant thereto shall terminate three months after such termination. In the event of termination of employment because of disability (as that term is defined in Section 22(e)(3) of the Code, as now in effect or as shall be subsequently amended), the option may be exercised in full, without regard to any installments established at the time of grant, by his heirs, legatees, or legal representative, as the case may be, during its specified term prior to one year after the date of termination. In the event of termination of employment because of death the option may be exercised in full, without regard to any installments established at the time of grant, by his heirs, legatees, or legal representative, as the case may be, during its specified term prior to one year after the date of termination.

     An optionee may not transfer any option otherwise than by will or the laws of descent and distribution, and each option shall be exercisable during an optionee's lifetime only by him.

     The Board of Directors or the Compensation Committee may amend or discontinue the Option Plan at any time. However, no such amendment or discontinuation shall (a) change or impair any previously granted option without the optionee's consent, (b) increase the maximum aggregate number of shares which optionees may purchase, (c) change the minimum purchase price, (d) change the limitations on the option period or increase the time limitations on the grant of options, or (e) permit the granting of options to Committee members.

     The Option Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     Federal Income Tax Consequences. The following is intended only as a brief summary of the federal income tax rules relevant to stock options under the Option Plan. These rules are highly technical and subject to change in the future.

     The Company understands that an optionee will not recognize a gain or loss upon the grant of an option under the Option Plan, or upon the exercise of an option that is an ISO. However, upon the exercise of a nonqualified option the optionee will recognize ordinary compensation income equal to the excess of the fair market value of the shares of Common Stock acquired over the option price. (In some cases, recognition of the ordinary income may be deferred while the employee is subject to potential liability under Section 16(b) of the Exchange Act if he were to sell the Common Stock, in which event the amount of ordinary income recognized would be based on the fair market value of the Common Stock when Section 16(b) is no longer applicable.) The amount of ordinary income recognized upon the employee's exercise of the option will be added to the employee's tax basis in his shares of Common Stock purchased, and any gain or loss subsequently realized upon a sale of the Common Stock will generally be capital gain or loss.

     As noted above, an employee will generally not be required to recognize any ordinary income upon the exercise of an option that is an ISO, and any gain or loss subsequently recognized upon the sale of the Common Stock will generally be capital gain or loss, except as provided in the following sentence. If the employee disposes of Common Stock purchased upon exercise of an ISO either within one year after having purchased the Common Stock or within two years after having been granted the ISO (a "disqualifying disposition"), the employee would be required to realize ordinary compensation income equal to the excess of the fair market value of the Common Stock at the time of exercise over the exercise price paid. However, if the disqualifying disposition is a taxable sale of the Common Stock to a third party, the amount of ordinary compensation recognized is limited to the gain actually realized on the sale. Transfers of the Common Stock to the employee's estate or heirs at death, and certain types of tax-free exchanges, are not considered disqualifying dispositions even if they occur within the time limits described above.

     The Company will be entitled to a deduction equal to the amount of ordinary income which the optionee recognizes either upon the exercise of a nonqualified option or a disqualifying disposition of Common Stock acquired by exercise of an ISO, subject to general limitations on the deductibility of compensation expense and provided that the Company properly reports the income, or is able to demonstrate that the employee properly reported it, for tax purposes. The compensation income realized by the employee upon exercise of a nonqualified option is subject to income tax withholding and Social Security taxes. The compensation income realized upon a disqualifying disposition of Common Stock purchased upon exercise of an ISO is currently not subject to income tax withholding or Social Security taxes, although the IRS has announced that it is reconsidering its rulings in this area. In either case, an optionee's basis in shares acquired upon the exercise of an option will be equal to the option price plus the amount of ordinary income which the optionee recognizes, and the optionee's holding period begins on the date on which the option is exercised.

     The Option Plan is not qualified under Section 401(a) of the Code.

     The affirmative vote of the holders of a majority of the shares of the Common Stock having voting power present in person or represented by proxy and voting thereon is necessary to approve the amendment to the Option Plan. Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted in favor of adoption of the amendment to the Option Plan.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
                  APPROVAL OF THE AMENDMENT TO THE OPTION PLAN.

                                   APPROVAL OF
                  1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     General. The Company's Board of Directors adopted and approved, subject to stockholder approval, the National Surgery Centers, Inc. 1997 Non-Employee Directors Stock Option Plan (the "Non-Employee Director Plan"), on February 11, 1997. Options granted under the Non-Employee Director Plan are not intended to qualify as "Incentive Stock Options" as defined in the Code. A copy of the above-described Non-Employee Director Plan submitted for stockholder approval is attached as Exhibit C to this Proxy Statement. If approved by stockholders, the Non-Employee Director Plan will be effective as of February 11, 1997.

     Summary of the Non-Employee Director Plan. The Non-Employee Director Plan's purpose is to benefit the Company and its subsidiaries through the maintenance and development of directors by offering certain present and future directors who are not employees or officers of the Company a favorable opportunity to become holders, over a period of years, of the Company's Common Stock, thereby giving them a permanent stake in the Company's growth and prosperity and encouraging the continuance of their services with the Company or its subsidiaries.

     The Company's Board of Directors will administer the Non-Employee Director Plan. The Board of Directors is responsible for the Non-Employee Director Plan's administration, and its interpretations and decisions regarding the Non-Employee Director Plan are final.

     Options may be granted under the Non-Employee Director Plan to the Company's and its subsidiaries' directors who are not employees or officers of the Company (an "Eligible Director"). Options may be granted with respect to a total of not more than 250,000 shares of Common Stock under the Non-Employee
Director Plan, and this limitation is subject to anti-dilution and other adjustment provisions. No options may be granted under the Non-Employee Director Plan after February 11, 2007. If an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a canceled option).

     The initial grant of options under the Non-Employee Director Plan is as set forth in the following table:

     Year in Which Term Expires                         Number and Vesting of Shares
     --------------------------       ----------------------------------------------------------------
     Class II Eligible Directors      5,000 shares, all fully vested
     Class III Eligible Directors     7,500 shares, of which 5,000 are fully vested and 2,500 vest on the date of the 1997 annual meeting of stockholders
     Class I Eligible Director        10,000 shares, of which 5,000 are fully vested, 2,500 vest on the date of the 1997 annual meeting of stockholders, and 2,500 vest on the date of the 1998 annual meeting of stockholders

     Thereafter, each Eligible Director shall automatically receive a grant of option shares upon his or her election or re-election as an Eligible Director, commencing with the Eligible Directors who are elected or reelected at the annual meeting of shareholders held in 1997. Each such option shall be for 7,500 shares if the Eligible Director is elected to a full three year term, of which 2,500 shall be fully vested, 2,500 shall vest on the first anniversary of the grant and 2,500 shall vest on the second anniversary. If the Eligible Director is elected to fill a term of less than three years, the number of shares shall be equal to 2,500 for each full year of his or her term.

     Each option is for a term of ten years. The Board of Directors may accelerate the exercisability of any option or, at any time before a previously granted option's expiration or termination, extend such option's terms for such additional period as the Board of Directors, in its discretion, shall determine, except that the aggregate option period with respect to any option, including the original term of the option and any extensions thereof, shall never exceed ten years.

     Upon exercising an option, the optionee must provide the Company with the full aggregate exercise price of the shares to be purchased in cash or by check. However, with the approval of the Board of Directors, the optionee may exercise his or her option by (i) tendering to the Company shares of Common Stock owned by him or her and with the certificates therefor registered in his or her name, having a fair market value equal to the cash exercise price of the shares being purchased; or (ii) delivering an irrevocable written notice instructing the Company to deliver the shares of Common Stock being purchased to a broker selected by the Company subject to the broker's written guarantee to deliver cash to the Company equal to the full consideration of the exercise price for the shares being purchased. For these purposes, the per share value of the Company's Common Stock shall be the fair market value at the close of business on the date preceding the date of exercise (or, if that date is not a trading day, on the trading day next preceding the date of exercise of the option).

     The shares of Common Stock purchased upon exercise of an option are purchased from the Company, not in the open market. No fees, commissions, or other charges are assessed against participating employees' in connection with such purchases.

     The shares of Common Stock purchased upon exercise of an option may be ineligible for resale unless they are registered under the federal and state securities laws or unless an exemption from registration is available.

     In the event the optionee ceases to be a director of the Company or any of its subsidiaries for any reason other than death, permanent disability or a change in control, such optionee's option shall expire and all rights to purchase shares pursuant thereto shall terminate three months after such termination. In the event the optionee ceases to be a director because of disability (as that term is defined in Section 22(e)(3) of the Code, as now in effect or as shall be subsequently amended), the option may be exercised in full, without regard to any installments established at the time of grant, by his heirs, legatees, or legal representative, as the case may be, during its specified term prior to one year after the date of termination. In the event the optionee ceases to be a director because of death the option may be exercised in full, without regard to any installments established at the time of grant, by his heirs, legatees, or legal representative, as the case may be, during its specified term prior to one year after the date of termination.

     An optionee may not transfer any option otherwise than (i) to his or her spouse, descendants or their spouses (including descendants by adoption), or a trust for any of the foregoing.

     The Board of Directors may amend or discontinue the Non-Employee Director Plan at any time. However, no such amendment or discontinuation shall change or impair any options previously granted without the consent of the optionee.

     The Non-Employee Director Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     Federal Income Tax Consequences. The following is intended only as a brief summary of the federal income tax rules relevant to stock options under the Non-Employee Director Plan. These rules are highly technical and subject to change in the future.

     The Company understands that upon the exercise of an option the optionee will recognize ordinary compensation income equal to the excess of the fair market value of the shares of Common Stock acquired over the option price. (In some cases, recognition of the ordinary income may be deferred while the employee is subject to potential liability under Section 16(b) of the Exchange Act if he were to sell the Common Stock, in which event the amount of ordinary income recognized would be based on the fair market value of the Common Stock when Section 16(b) is no longer applicable.) The amount of ordinary income recognized upon the employee's exercise of the option will be added to the employee's tax basis in his shares of Common Stock purchased, and any gain or loss subsequently realized upon a sale of the Common Stock will generally be capital gain or loss.

     The Company will be entitled to a deduction equal to the amount of ordinary income which the optionee recognizes either upon the exercise of an option, subject to general limitations on the deductibility of compensation expense and provided that the Company properly reports the income, or is able to demonstrate that the employee properly reported it, for tax purposes. The compensation income realized by the employee upon exercise of an option is subject to income tax withholding and Social Security taxes. An optionee's basis in shares acquired upon the exercise of an option will be equal to the option price plus the amount of ordinary income which the optionee recognizes, and the optionee's holding period begins on the date on which the option is exercised.

     The Non-Employee Director Plan is not qualified under Section 401(a) of the Code.

     The affirmative vote of the holders of a majority of the shares of the Common Stock having voting power present in person or represented by proxy and voting thereon is necessary to approve the adoption of the Non-Employee Director Plan. Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted in favor of the adoption of the Non-Employee Director Plan.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
                   APPROVAL OF THE NON-EMPLOYEE DIRECTOR PLAN.

                         OPTIONS GRANTED UNDER THE PLANS

     As of March 13, 1997, the Company had options outstanding for an aggregate of 1,264,326 shares of Common Stock at a weighted average price of $20.49 per share pursuant to the Option Plan. As of March 13, 1997, the Company had options outstanding for an aggregate of 35,000 shares of Common Stock at a weighted average price of $29.375 per share pursuant to the Non-Employee Director Plan. The exercise price of each option granted under the Option Plan has been at least equal to the fair market value of the Common Stock on the date of the grant as determined in good faith by the Committee. The exercise price of each option granted under the Non-Employee Director Plan has been at least equal to the fair market value of the Common Stock on the date of the grant as determined in good faith by the Board of Directors. The following table sets forth certain information with respect to options granted under the Option Plan and the Non-Employee Director Plan from January 1, 1992 through March 13, 1997.

                                NEW PLAN BENEFITS

                                                                                                    NON-EMPLOYEE
                                                                                   OPTION PLAN     DIRECTOR PLAN
                                                                                    NUMBER OF        NUMBER OF
NAME AND POSITION                                                                    SHARES           SHARES
-----------------                                                                  -----------     -------------
E. Timothy Geary
     Chairman of the Board, President and Chief Executive Officer...........           252,500          --
John G. Rex-Waller
     Executive Vice President, Treasurer and Secretary......................           182,500          --
Dennis D. Solheim
     Vice President of Development..........................................           120,000          --
Richard D. Pence
     Vice President of Operations...........................................           130,000          --
Dennis J. Zamojski
     Vice President of Operations...........................................           165,000          --
John K. Carlyle
     Class II Director......................................................              --           5,000
Rocco A. Ortenzio
     Class II Director......................................................              --           5,000
Donald E. Linder, M.D.
     Class III Director.....................................................              --           7,500
Russell L. Carson
     Class III Director.....................................................              --           7,500
John T. Henley, Jr.
     Class I Director.......................................................              --          10,000
Executive Group (6 persons).................................................         1,023,001          --
Non-Executive Director Group (5 persons)....................................              --          35,000
Non-Executive Officer Employee Group (96 persons)...........................           241,325          --

                                  OTHER MATTERS

     Management knows of no other matters to be brought before the Annual Meeting other than those described above. If any other business should come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares in accordance with their best judgment on any such matter.

          PRINCIPAL STOCKHOLDERS AND SECURITIES OWNERSHIP OF MANAGEMENT

     STOCK OWNERSHIP. The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 3, 1997 by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director and nominee for director;
(iii) each executive officer named in the Summary Compensation Table below; and
(iv) all directors and executive officers as a group. The Company believes that each person or entity named below has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity subject to community property laws where applicable and the information set forth in the footnotes to the table below. The beneficial ownership reflected in the following table is calculated in accordance with Section 13(d) of the Exchange Act.


                                                                       NUMBER OF SHARES          PERCENT OF COMMON
NAME OF BENEFICIAL OWNER                                             BENEFICIALLY OWNED (1)   STOCK BENEFICIALLY OWNED
------------------------                                             ------------------       ------------------------
Essex Investment Management Company
     125 High Street, South Boston, MA 02110.......................        1,056,102                   9.0
Pilgrim Baxter & Associates, Ltd.
     1255 Drummers Lane, Suite 300, Wayne, PA 10987-1590...........          949,800                   8.1
Putnam Investments, Inc.
     One Post Office Square, Boston, MA 02109......................          938,783                   8.0
Donald E. Linder, M.D. (2)
     5500 Old Brandt Trace, Greensboro, NC  07405..................          725,123                   6.2
E. Timothy Geary (3)...............................................          270,128                   2.3
John G. Rex-Waller (4).............................................          107,563                   *
Dennis D. Solheim..................................................           80,576                   *
Richard D. Pence...................................................           64,043                   *
Dennis J. Zamojski.................................................           46,526                   *
John K. Carlyle....................................................            5,000                   *
Russell L. Carson..................................................           92,049                   *
John T. Henley, Jr., M.D...........................................           29,478                   *
Rocco A. Ortenzio..................................................            7,500                   *
All directors and executive officers as a group (11 persons).......        1,465,298                  12.2
    *Less than 1%.

-----------------------

(1) Includes shares directly owned and, in the case of individuals and all directors and officers as a group, includes shares of Common Stock subject to options which were exercisable within 60 days of March 13, 1997 as follows: Mr. Geary, 38,125, Mr. Rex- Waller, 30,625, Mr. Solheim, 21,250, Mr. Pence, 21,250, Mr. Zamojski, 38,125; Mr. Carlyle, 5,000; Mr. Carson, 5,000; Dr. Henley, 5,000; Mr. Ortenzio, 5,000; and Dr. Linder, 5,000; and all executive officers and directors as a group (including such individuals) 202,626. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown on the table.

(2) Includes 50,000 shares held in trust. Dr. Linder disclaims beneficial ownership of such shares.

(3) Includes 4,797 shares held in trust for the children and 17,518 held by the spouse of Mr. Geary. Mr. Geary disclaims beneficial ownership of such shares.

(4) Includes 4,750 shares held in trust for the children of Mr. Rex-Waller. Mr. Rex-Waller disclaims beneficial ownership of such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, the Company notes that as a result of a transaction during fiscal year 1996, Mr. Henley filed one untimely report. The Company believes that all other filing requirements applicable to its executive officers, directors and greater than 10% stockholders were complied with.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation received by the Company's Chief Executive Officer and its four most highly compensated executive officers (the "named executive officers") for each of the three fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994. The Company does not have a restricted stock award program or a long-term incentive plan.


                                                                         OTHER      RESTRICTED
                                                                         ANNUAL        STOCK                   ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR      SALARY    BONUS(1)   COMPENSATION   GRANT (2)    OPTIONS     COMPENSATION
---------------------------            ----      ------    --------   ------------   ---------    -------     ------------
E. Timothy Geary.....................  1996    $225,000   $130,000     $    0         $   0       130,000     $     0
     Chairman of the Board, President  1995     190,000     55,000          0             0       112,500           0
     and Chief Executive Officer       1994     169,950     28,839          0             0             0           0
John G. Rex-Waller...................  1996     180,000    104,400          0             0        90,000           0
     Executive Vice President,         1995     150,000     45,000          0             0        82,500           0
     Secretary and Treasurer.........  1994     135,950     21,629          0             0             0           0
Dennis D. Solheim....................  1996     130,000     75,400          0             0        65,000           0
     Vice President of Development     1995     110,000     42,209          0             0        45,000           0
                                       1994     100,000     10,210          0             0             0           0
Richard D. Pence.....................  1996     130,000     75,400          0             0        75,000           0
     Vice President of Operations      1995     110,000     35,000          0             0        45,000           0
                                       1994     103,000     13,822          0             0             0           0
Dennis J. Zamojski...................  1996     130,000     75,400          0             0        65,000           0
     Vice President of Operations      1995     110,000     35,000          0             0        82,500           0
                                       1994      92,700     21,629          0        63,750         7,500           0

-----------------
(1) The entire amount of the bonuses set forth were for the fiscal year ended but paid in subsequent fiscal year, except for $3,000 and $7,209 paid to Dennis D. Solheim during 1994 and 1995, respectively.

(2) At December 31, 1996, there were 15,000 shares of Common Stock worth $127,500 in the aggregate of restricted stock held by the executive officers of the Company. Regarding the restricted stock grant reported for Mr. Zamojski, above, the total number of shares of Common Stock awarded was 7,500, of which half vested on January 31, 1997, and the other half will vest on January 31, 1998; provided, however that the shares will vest prior to the vesting dates set forth above upon the occurrence of a change in control of the Company, or upon the termination of employment, death or permanent disability, of Mr. Zamojski. Dividends will be paid on the restricted stock.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth individual grants of stock options made to the named executive officers during the fiscal year ended December 31, 1996.


                                                                                                      POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                   PERCENTAGE OF TOTAL                                   ANNUAL RATES OF
                                                     OPTIONS GRANTED    EXERCISE                     STOCK PRICE APPRECIATION
                             DATE OF     OPTIONS      TO EMPLOYEES       OR BASE     EXPIRATION        FOR OPTION TERM (1)
         NAME                 GRANT      GRANTED     IN FISCAL YEAR       PRICE         DATE             5%          10%
         ----                 -----      -------   -------------------   ------         ----             --          ---
E. Timothy Geary..........  06/21/96      130,000          22.3%         $27.50      06/21/2001       $987,707   $2,182,573
John G. Rex-Waller........  06/21/96       90,000          15.4           27.50      06/21/2001        683,797    1,511,012
Dennis D. Solheim.........  06/21/96       65,000          11.1           27.50      06/21/2001        493,853    1,091,287
Richard D. Pence..........  06/21/96       75,000          12.8           27.50      06/21/2001        569,831    1,259,177
Dennis J. Zamojski........  06/21/96       65,000          11.1           27.50      06/21/2001        493,853    1,091,287

-----------------------

(1) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth for the named executive officers aggregated information concerning each exercise of stock options during the fiscal year ended December 31, 1996 and the fiscal year-end value of unexercised options.

                                                                            NUMBER OF
                                                                           UNEXERCISED            VALUE OF UNEXERCISED
                                                                           OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                     SHARES                            FISCAL YEAR-END (#)         FISCAL YEAR-END ($)
                                    ACQUIRED           VALUE           -------------------         -------------------
                                   ON EXERCISE        REALIZED            EXERCISABLE/                EXERCISABLE/
        NAME                           (#)               ($)              UNEXERCISABLE               UNEXERCISABLE
        ----                           ---               ---              -------------               -------------
E. Timothy Geary.................       0                 0              35,622/216,878            $927,103/$3,586,661

John G. Rex-Waller...............       0                 0              28,122/154,378             735,853/ 2,592,911

Dennis D. Solheim................       0                 0              18,747/101,253             496,791/ 1,613,223

Richard D. Pence.................       0                 0              18,747/111,253             496,791/ 1,718,223

Dennis J. Zamojski...............       0                 0              34,998/130,002             928,381/ 2,347,882

     EMPLOYMENT AGREEMENTS. The Company has entered into employment agreements with each of Messrs. Geary, Rex-Waller, Solheim, Pence and Zamojski. The employment agreements provide for a term of employment of one year, and are automatically extended for an additional year if the Company has not given the employee notice at least sixty days prior to the end of the term of the Company's wish to terminate such agreement. In the event that the Company terminates any such employment agreement prior to the end of its term because of the disability of the employee or the employee dies, the Company is obligated to pay the employee the remaining salary that would have been payable to the employee had the agreement continued for the balance of the term. In addition, if the Company terminates an employee without "cause" or if the employee elects to terminate his employment with the Company because of material changes to the employee's employment or there is a change in control, as defined in the employment agreement, of the Company, the employee will receive a lump sum payment in an amount equal to the sum of (i) the employee's annual base salary and (ii) the annual bonus paid to the employee for the last full fiscal year, exclusive of any tax imposed pursuant to Section 4999 of the Internal Revenue Code, as amended.

DIRECTOR COMPENSATION

     Directors of the Company receive $2,500 for each quarter they serve on the Company's Board of Directors and are reimbursed for their expenses for attending meetings of the Board. In addition, if the Non-Employee Directors Plan is adopted at the Annual Meeting, the Non-Employee Directors will receive stock option in accordance with such plan, as more fully described above in "Approval of 1997 Non-Employee Director Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following persons served as members of the Compensation Committee of the Board of Directors during the year ended December 31, 1996: John K. Carlyle; John T. Henley, Jr., MD.; and Andrew M. Paul.

     Dr. John T. Henley, Jr., a director of the Company, is a practicing physician in Fayetteville, North Carolina and has been an affiliate of the Company since November 1991. Dr. Henley is a 50% shareholder of Physicians Ambulatory Management Corporation ("PAM") which, pursuant to a management agreement, co-manages the day-to-day operations of Fayetteville Ambulatory Surgery Center Limited Partnership ("FASCLP"). In 1991, at the time of the Company's acquisition of FASCLP, in order to facilitate the acquisition of the center, PAM agreed to restructure its then existing management agreement on essentially the same economic terms, the Company (i) paid cash equal to $550,000 to PAM; (ii) issued to PAM a $275,000 principal amount convertible subordinated note of the Company; (iii) issued to Dr. Henley 5,729 shares of the Company's Common Stock (which were subsequently repurchased in December 1994 for cash of $68,752 and convertible notes of $68,752); and (iv) subsequently paid to PAM $310,000 in cash, based upon the financial performance of FASCLP for the year ending December 31, 1992. During 1996, the Company paid $186,137 to PAM pursuant to the management agreement.

     No executive officer of the Company served as a member of the compensation committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company.

     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation Committee" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

                      REPORT OF THE COMPENSATION COMMITTEE

     The compensation of the Company's executive officers is generally determined by the Compensation Committee of the Board of Directors. In addition, the Compensation Committee, comprised of three disinterested directors who are not officers or employees of the Company, grants stock options to executive officers. The following report with respect to certain compensation paid or awarded to the Company's executive officers during 1996 is furnished by the directors who then comprised the Compensation Committee.

GENERAL POLICIES

     The Company's executive compensation program is intended to enable the Company to motivate, reward and retain the senior management and to align senior management interests with the interests of stockholders by encouraging stock ownership and to base a significant portion of the executive officers' compensation on the financial performance of the Company. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives. To attain these objectives, the Company's executive compensation program is composed of a base salary, bonus and stock option grants. Accordingly, a substantial portion of the executive compensation package is at risk since bonuses and stock option grants are closely tied to the Company's financial performance and growth.

     Section 162(m) of the Code limits the deduction for federal income tax purposes of certain compensation paid by any publicly held corporation to its chief executive officer and its four other highest compensated officers to $1 million per each such executive (the "$1 million cap"). The $1 million cap does not apply to "performance-based" compensation plans as defined under Section 162(m) of the Code. The Company believes that its plans qualify as "performance-based" plans that are not subject to the $1 million cap. The other compensation currently paid to the Company's executive officers is not expected to exceed the $1 million cap. See "Base Salary" and "Bonuses".

BASE SALARY

     Base salaries for executive officers are determined by a subjective assessment of the executive officer's responsibilities and position within the Company, and the performance of the executive officer. Base salaries are reviewed annually and from time to time by the Compensation Committee and adjusted appropriately.

BONUSES

     Bonuses for executive officers are awarded taking into account the Company's actual financial performance during the fiscal year in excess of the board approved budget. Bonuses include a base of 15% for achieving budget with an additional 2% increase in bonus for each percentage that actual performance exceeds budget.

STOCK OPTIONS

     Options may be granted to executive officers, as well as other key employees of the Company, upon joining the Company and each year thereafter under the Option Plan. Options are granted to executive officers taking into account factors including salary, position, responsibilities, and overall Company performance. The number of options previously granted to executive officers was a factor considered by the Compensation Committee in determining the number of options granted in fiscal 1996.

CHIEF EXECUTIVE OFFICER COMPENSATION

     E. Timothy Geary has been the Chairman, President and Chief Executive Officer of the Company since its founding in 1987. The Compensation Committee believes that Mr. Geary's entrepreneurial drive, dedication, commitment and knowledge have been of vital importance to the successful and ongoing growth of the administration and operations of the Company. Mr. Geary's compensation consists of base salary, bonus and stock options.

     In determining Mr. Geary's base salary, the Compensation Committee evaluated Mr. Geary's personal performance, the performance of the Company, and Mr. Geary's long-term commitment to the success of the Company. With respect to Mr. Geary's bonus and annual stock option grant, the Compensation Committee considered the same factors that were used to determine bonuses and stock option grants to all executive officers.

                                           COMPENSATION COMMITTEE
                                               John K. Carlyle
                                               John T. Henley, Jr., M.D.


                                PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total returns on the Company's Common Stock, the Nasdaq Health Services Stocks Index and the Nasdaq U.S. Companies Index (assuming dividend reinvestment, except in the case of the Company, which has never paid cash dividends on the Common Stock) for the period beginning on November 10, 1995 and ending on December 31, 1996, the last date on which the shares of Common Stock traded on the Nasdaq National Market.

                         COMPARISON OF CUMULATIVE RETURN
   VS. NASDAQ HEALTH SERVICES STOCKS INDEX AND NASDAQ U.S. COMPANIES INDEX(1)


                               [GRAPHIC OMITTED]


     COMPANY/INDEX NAME                      11/10/95    12/31/95    12/31/96
     ------------------                      --------    --------    --------
National Surgery Centers, Inc.............    $100.00     $120.96     $299.88
Nasdaq U.S. Companies Index...............     100.00       99.03      121.81
Nasdaq Health Services Stocks.............     100.00      114.81      114.92

-----------------

(1) Assumes $100 invested on November 10, 1995 in Common Stock, the Nasdaq Health Services Stocks Index and the Nasdaq U.S. Companies Index. Historical results are not necessarily indicative of future performance.

                              CERTAIN TRANSACTIONS

     Management Agreement. Dr. John T. Henley, Jr., a director of the Company, has received various amounts from the Company in a restructuring and received fees in 1996 under a management agreement. See "Compensation Committee Interlocks and Insider Participation."

     Subordinated Notes. As part of the consideration for the acquisition of the Greensboro Surgical Center in 1992, the Company issued to Dr. Donald E. Linder, the owner of the center and currently a member of the Company's Board of Directors, a $6 million subordinated note with an interest rate of 7.5% as partial consideration in the acquisition of the center. The note is payable in equal annual installments through June 24, 1997. During 1996, Dr. Linder received principal and interest payments of $1.4 million. On January 2, 1997, the remaining outstanding principal amount together with accrued interest totaling $1.2 million was prepaid in full.

     In June, October and December 1992, the Company issued $20.0 million 10.5% Senior Subordinated Notes, in the amounts of $10.0 million, $5.5 million and $4.5 million, respectively, and maturing ten years from date of issuance to WCAS Capital Partners II, L.P. of which Messrs. Paul and Carson, directors of the Company, are general partners. In November 1995, the Company fully extinguished the Senior Subordinated Notes pursuant to net proceeds received by the Company in its initial public offering.

     Effective October 15, 1996, Dr. John T. Henley, Jr., a director of the Company, and two affiliated companies, converted convertible subordinated notes of the Company into shares of common stock at a conversion price of $10.50 per share. Dr. Henley received 27,479 shares of common stock as a result of these conversions.

     As part of a transaction in February 1996, in which the Company purchased a 24% ownership interest in Endoscopy Center Affiliates, Inc. ("ECA"), the Company received a $10.0 million floating rate convertible subordinated debenture due 1997 (the "Debenture"), and four demand notes in the aggregate principal amount of $5.7 million (the "Notes"). The interest on the Debenture is calculated as the rate of interest then most recently announced by The First National Bank of Chicago (the "Bank") as its corporate base rate plus 2.50%. The interest on the Notes is calculated at the rate of interest then most recently announced by the Bank as the prime rate plus 2.50%. Dennis D. Solheim, the Company's Vice President of Development, and Bryan S. Fisher, the Company's Chief Financial Officer, Vice President and Controller, are the President and Chief Executive Officer, and Vice President and Secretary, respectively, of ECA. On March 31, 1996, the Company elected to convert the entire principal amount of the Debenture into 4,500,000 shares of ECA common stock (the "Conversion"). Since February 1996, the largest amount of indebtedness outstanding was $18,570,061. As of March 31, 1996, after the Conversion, the outstanding principal amount, together with accrued interest was $8,570,061.

     Exercise of Warrants. On June 25, 1996, Welsh, Carson, Anderson, Stowe V, L.P. and WCAS Capital Partners II, L.P. exercised warrants to purchase non-voting common stock in the amount of 325,546 shares. Messrs. Carson and Paul, both of whom are directors of the Company, are general partners of these entities, which entities were stockholders of the Company prior to distribution of the common stock to their partners following the exercise.

     Lease. The Company leases one of its centers from Surgical Center Investors, Ltd., a partnership controlled by Dr. Linder. The lease provides for annual base rental payments of $292,000 through January 31, 1999 and $348,000 from February 1, 1999 through January 31, 2004. In addition to the minimum annual rental payments, the lease provides for a percentage rental based on gross receipts subject to certain minimum exclusions. In 1996, the Company paid an aggregate of $979,000 in rental payments to Surgical Center Investors, Ltd.

     Unsecured Note to Executive Officers. In March 1992, the Company received an unsecured promissory note from Mr. Dennis D. Solheim, the Vice President of Development of the Company, bearing interest at the prime rate, for an original principal amount of $49,500, maturing three years from date of issuance. Pursuant to the provisions of the note, any unpaid interest is added to the principal amount. In March 1995, the Company extended the promissory note for an additional two-year period. Additionally, in May 1995 the Company received an additional unsecured promissory note from Mr. Solheim bearing interest at the prime rate, for an original amount of $31,875, maturing two years from the date of issuance. In May 1996, Mr. Solheim repaid all indebtedness and accrued interest to the Company owed under such promissory notes.

     Sale of Common Stock and Non-Voting Common Stock. On August 18, 1994, the Company entered into a Stock Purchase Agreement with J.P. Morgan Capital Corporation ("JPMCC") pursuant to which it sold to JPMCC 200,000 shares of Common Stock and 976,470 shares of Non-Voting Common Stock at a price of $8.50 per share. The Company also agreed in a Registration Rights Agreement to provide JPMCC and certain other stockholders with certain rights with respect to registration of the shares purchased under the Securities Act. JPMCC, a stockholder of the Company, is an indirect wholly owned subsidiary of J.P. Morgan & Co. Incorporated, which indirectly owns 100% of the capital stock of J.P. Morgan Securities Inc., which has acted as an underwriter for the Company. J.P. Morgan Securities Inc. has received customary compensation for its services as an underwriter. J.P. Morgan Securities Inc. was a co-managing underwriter of the Company's initial public offering of 3,450,000 shares of Common Stock in November 1995 and in a follow-on public offering in October 1996. In these public offerings, J.P. Morgan Securities Inc. received underwriting and related fees to J.P. Morgan Securities Inc. in the amount of $1,240,289.

                             APPOINTMENT OF AUDITORS

     The Board of Directors has selected the accounting firm of Ernst & Young LLP to serve as the independent auditors of the Company for its current fiscal year ending December 31, 1997. Ernst & Young LLP has served as the Company's independent auditors since 1991. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

                             SOLICITATION OF PROXIES

     Proxies will be solicited by the Board of Directors through the use of the mail. Proxies may also be solicited by directors, officers, and a small number of other employees of the Company personally or by mail, telephone, facsimile, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them, and the Company has appointed Corporate Communications, Inc., a corporation which assists the Company with investor relations and other stockholder communication issues, to coordinate the solicitation of proxies by and through such holders as part of its services to the Company. The entire cost of the Board of Directors' solicitation will be borne by the Company.

                       SUBMISSION OF STOCKHOLDER PROPOSALS
                           FOR THE 1998 ANNUAL MEETING

     In accordance with rules promulgated by the Securities and Exchange Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 1998 Annual Meeting must do so no later than December 15, 1997. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. In addition, the Company's Charter requires that in order for any business to be properly brought before any meeting of stockholders, a stockholder must provide written notice delivered to the Company's Secretary not less than 60 days nor more than 120 days prior to the meeting date; provided, however, that if less than 65 days' notice or prior public disclosure of the date of the meeting is given to stockholders, the stockholder notice, in order to be timely, must be received by the Company's Secretary not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The stockholder notice must include the stockholder's name and address as it appears on the Company's records and the class and number of shares of the

Company's capital stock beneficially owned by such stockholder on the record date for the meeting. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for election of directors, such notice must also include, (a) the name, age, principal occupation or employment, business address and, if known, residence address of each nominee; (b) the class and number of shares of stock of the Company which are beneficially owned by each nominee and by the nominating stockholder; (c) any other information concerning the nominee that must be disclosed of nominees in a proxy solicitation pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (d) the executed consent of each nominee to being named in the proxy statement for such proxy solicitation as a nominee, and to serve as a director of the Company, if elected.

                                     GENERAL

     It is important that proxies be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares owned, to date, sign, and return without delay your proxy card in the enclosed addressed envelope.


                               By Order of the Board of Directors
                               John G. Rex-Waller
                               Executive Vice President, Treasurer and Secretary

                                    EXHIBIT A

                 AMENDMENT TO THE NATIONAL SURGERY CENTERS, INC.
                          CERTIFICATE OF INCORPORATION


     Subject to stockholder approval, the National Surgery Centers, Inc. Certificate of Incorporation (the "Charter") would be amended by changing the first paragraph of Article FOURTH so that, as amended, the first paragraph of Article FOURTH of the Charter would read in its entirety as follows:

     "FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is sixty million (60,000,000), of which forty million (40,000,000) shares, $.01 par value, are to be of a class designated Common Stock (hereinafter called the "Common Stock"), ten million (10,000,000) shares, $.01 par value, are to be of a class designated Non-Voting Common Stock (hereinafter called the "Non-Voting Common Stock"), and ten million (10,000,000) shares, $.01 par value, are to be of a class designated Preferred Stock (hereinafter called the "Preferred Stock"). The designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof of the shares of each class of capital stock of the Company are as follows:"

                                    EXHIBIT B

                 AMENDMENT TO THE NATIONAL SURGERY CENTERS, INC.
                   AMENDED AND RESTATED 1992 STOCK OPTION PLAN


     Subject to stockholder approval, the National Surgery Centers, Inc. Amended and Restated 1992 Stock Option Plan (the "Option Plan") would be amended by changing the first sentence of Paragraph 4 thereof so that, as amended, the first sentence of Paragraph 4 of the Option Plan of the Company would read in its entirety as follows:

     "4. Granting of Options. The Committee may grant options under which a total of not in excess of 2,000,000 shares of the common stock of the Company may be purchased from the Company, subject to adjustment as provided in Paragraph 11."

                                    EXHIBIT C

                         NATIONAL SURGERY CENTERS, INC.
                  1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     1. STATEMENT OF PURPOSE. The purpose of this 1997 Non-Employee Directors' Stock Option Plan (the "Plan") is to benefit National Surgery Centers, Inc. (the "Company") through offering its directors who are not employees or officers of the Company or its subsidiaries, if any, a favorable opportunity to become holders of the common stock of the Company ("Common Stock"), thereby giving them a long term stake in the growth and prosperity of the Company, in order to enable them to represent the viewpoint of other stockholders of the Company more effectively and to encourage them to continue serving as directors of the Company.

     2. ELIGIBILITY. Options shall be granted under this Plan only to members of the Board of Directors who are not employees or officers of the Company or its subsidiaries, if any, ("Eligible Directors").

     3. GRANT AND VESTING OF OPTIONS. An option shall automatically be granted to each Eligible Direct on the date on which this Plan is approved, based upon the year in which his or her term expires, as follows:

      Year in Which Term Expires                          Number and Vesting of Shares
       --------------------------          ----------------------------------------------------------------
                 1997                      5,000 shares, all fully vested
                 1998                      7,500 shares, of which 5,000 are fully vested and 2,500 vest on the date of the 1997 annual meeting of shareholders
                 1999                      10,000 shares, of which 5,000 are fully vested, 2,500 vest on the date of the 1997 annual meeting of shareholders, and 2,500 vest on the date of the 1998 annual meeting of shareholders

     Thereafter, each Eligible Director shall automatically receive a grant of option shares upon his or her election or re-election as an Eligible Director, commencing with the Eligible Directors who are elected or reelected at the annual meeting of shareholders held in 1997. Each such option shall be for 7,500 shares if the Eligible Director is elected to a full three year term, of which 2,500 shall be fully vested, 2,500 shall vest on the first anniversary of the grant and 2,500 shall vest on the second anniversary. If the Eligible Director is elected to fill a term of less than three years, the number of shares shall be equal to 2,500 for each full year of his or her term.

     In addition, the entire Board of Directors of the Company may grant additional options under which a total of not in excess of 25,000 shares of the common stock of the Company may be purchased from the Company, subject to adjustment as provided in Paragraph 9. The aggregate number of shares which shall be available for such options under this Plan shall be 250,000 shares. Such number of shares, and the number of shares subject to options outstanding under the Plan, shall be subject in all cases to adjustment as provided in Paragraph 9. No option shall be granted under the Plan subsequent to February 11, 2007. Options granted under the Plan are intended not to be treated as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     Notwithstanding any of the foregoing to the contrary, in the event an option expires unexercised as to any shares, such shares may again be optioned. Shares subject to options may be made available from unissued or reacquired shares of Common Stock.

     Nothing contained in the Plan or in any option granted pursuant thereto shall in itself confer upon any optionee any right to continue serving as a director of the Company or interfere in any way with any right of the Board of Directors or stockholders of the Company pursuant to the certificate of incorporation or by-laws of the Company or applicable law to remove such director.

     4. OPTION PRICE. Subject to adjustment under Paragraph 9, the option price shall be the fair market value at the time the option is granted of the shares of Common Stock subject to the option.

     5. DURATION OF OPTIONS, INCREMENTS AND EXTENSIONS. Subject to the provisions of Paragraph 7, each option shall be for a term of ten years and shall become exercisable at the end of six months after the option is granted (or, if later, the date on which such option vests).

     6. EXERCISE OF OPTION. An option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by the full purchase price for the shares to be purchased in cash or by check, provided, however, that in lieu of cash an optionee may, with the approval of the Board of Directors, exercise his or her option by (i) tendering to the Company shares of Common Stock owned by him or her and with the certificates therefor registered in his or her name, having a fair market value equal to the cash exercise price of the shares being purchased; or (ii) instructing the Company to withhold from the shares of Common Stock otherwise issuable upon the exercise of the option that number of shares having a fair market value equal to the cash exercise price of the shares being purchased; provided, however, that an election pursuant to clause (ii) must be made by the optionee during the period beginning on the third business day following the date of release for publication of the Company's quarterly or annual financial summary of its results of operations and ending on the twelfth business day following such date. For these purposes, the per share value of the Company's common stock shall be the fair market value at the close of business on the date preceding the date of exercise (or, if that date is not a trading day, on the trading day next preceding the date of exercise of the option).

     At the time of any exercise of any option, the Company may, if it shall determine it necessary or desirable for any reason, require the optionee (or his heirs, legatees, or legal representative, as the case may be) as a condition upon the exercise thereof, to deliver to the Company a written representation of present intention to purchase the shares for investment and not for distribution or resale. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the optionee upon his exercise of part or all of the option and a stop transfer order may be placed with the transfer agent. Each option shall also be subject to the requirements that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, the option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

     If the Company shall determine it necessary or desirable for any reason, an option shall provide that it is contemplated that the shares acquired through the exercise of the option will not be registered under applicable federal and state securities laws and that such shares cannot be resold unless they are registered under such laws or unless an exemption from registration is available, and the certificate for any such shares issued upon the exercise of the option shall bear a legend making appropriate reference to such provisions and a stop transfer order may be placed with the transfer agent.

     7. TERMINATION -- EXERCISE THEREAFTER. In the event an optionee ceases to be a director of the Company for any reason other than death, permanent disability or resignation, such optionee's option shall expire and all rights to purchase shares pursuant thereto shall terminate, except that any then exercisable option shall be exercisable for a period of 15 days after the date of such termination (or until the scheduled termination of the option, if earlier).

     In the event of death or permanent disability (as that term is defined in Section 22(e)(3) of the Code, as now in effect or as it shall be subsequently amended), an exercisable option may be exercised in full by the optionee or, if he is not living, by his or her heirs, legatees, or legal representative, as the case may be, during its specified term prior to one year after the date of death or permanent disability. In the event of resignation, an exercisable option may be exercised, to the extent vested at the time of resignation, by the optionee (or, if he or she dies within three months after such termination, by his or her heirs, legatees, or legal representative, as the case may be), at any time during its specified term prior to three months after the date of such resignation.

     8. NON-TRANSFERABILITY OF OPTIONS. An Eligible Director may transfer options granted under this Plan to his spouse, his descendants or their spouses (including descendants by adoption), or a trust for any of the foregoing. Any such transfer shall be made by written assignment, shall not be effective until written notice thereof is actually received by the Company, and shall be subject to such conditions as the Board of Directors may require. If any option is so transferred, the transferee shall have the right to exercise the option and to purchase the Common Stock, but all other provisions of this Plan shall be applied as if the optionee still owned the option. Except as otherwise specifically provided in this Section 8, an option granted under the Plan shall be exercisable during the life of the optionee only by the optionee, and shall not be transferable by the optionee (or any transferee) other than by will or the laws of descend and distribution.

     9. ADJUSTMENT. The number of shares subject to the Plan and to options granted under the Plan shall be adjusted as follows: (a) in the event that the Company's outstanding common stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to options granted thereunder shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted, on an equitable basis as determined by the Board of Directors, for each share of common stock then subject to the Plan, whether or not at the time subject to outstanding options, the number and kind of shares of stock or other securities to which the holders of common stock of the Company will be entitled pursuant to the transaction; (c) in the event of any other relevant change in the capitalization of the Company, the Board of Directors shall provide for an equitable adjustment in the number of shares of common stock then subject to the Plan, whether or not then subject to outstanding options; and (d) in the event of any such adjustment the purchase price per share shall be proportionately adjusted..

     10. CHANGE IN CONTROL. Any option previously granted under the Plan to an optionee who is an Eligible Director on the date of a "Change in Control" shall be immediately exercisable in full on such date, without regard to any times of exercise established under Paragraph 6 hereof. The term "Change in Control" shall mean the occurrence, at any time during the specified term of an option granted under the Plan, of any of the following events:

          (a) The Company is merged or consolidated or reorganized into or with or shares of stock of the Company are exchanged for stock or securities of, another corporation or other legal person and as a result of such, merger, consolidation, reorganization or exchange less than 51% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation, reorganization or exchange;

          (b) The Company sells all or substantially all of its business and/or assets to any other corporation or other legal person, less than 51% of the outstanding voting securities or other capital interests of which are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to or after such sale;

          (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person or group (as the terms "person" and "group" are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 20% or more of the issued and outstanding shares of voting securities of the Company; or

          (d) During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or nomination for election by the Company's stockholders of each new director of the Company was approved by a vote of at least two-thirds of such directors of the Company then still in office who were directors of the Company at the beginning of any such period.

     Notwithstanding any other provisions in the Plan, during the period of 30 days after any Change in Control, each optionee (or other person entitled to exercise an option granted under the Plan) (in either case, the "Optionholder") shall have the right to require the Company to purchase from him any option granted under the Plan at a purchase price equal to (1) the excess of the fair market value per share (as defined in Section 5) over the option price (2) multiplied by the number of option shares specified by the Optionholder for purchase in a written notice to the Company, attention of the Secretary. The amount payable to each Optionholder by the Company shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

     11. AMENDMENT OF PLAN. The Board of Directors may amend or discontinue the Plan at any time; provided, however, that no amendment or discontinuance shall change or impair any options previously granted without the consent of the optionee.

     12. EFFECTIVE DATE. The Board of Directors adopted and approved the Plan on February 11, 1997.

     13. MISCELLANEOUS.

         (a) No shares of Common Stock shall be issued hereunder with respect to any option unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.

         (b) It is the intent of the Company that the Plan comply in all respects with Rule 16b-3 under the Exchange Act, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3.

         (c) The Company shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue Common Stock, other securities or property, or other forms of payment, or any combination thereof, upon exercise, settlement or payment of any option under the Plan, that the participant (or any beneficiary or person entitled to act) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue Common Stock, other securities or property, or other forms of payment, or any combination thereof. Notwithstanding anything in the Plan to the contrary, the Board of Directors may, in its discretion, permit an eligible participant (or any beneficiary or person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such option, at such time and in such manner as the Board of Directors shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Common Stock, other securities or property, or other forms of payment, or any combination thereof, owned by such person or a portion of such forms of payment that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such option to such person, having a fair market value equal to the amount of such taxes).

         (d) The expense of the Plan shall be borne by the Company.

                                                                     Appendix A
REVOCABLE                                                             REVOCABLE
PROXY                   NATIONAL SURGERY CENTERS, INC.                    PROXY

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 21, 1997 -- 10:00 A.M.

    The undersigned hereby appoints E. Timothy Geary and Bryan S. Fisher, or either one of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock of National Surgery Centers, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 21, 1997, at 10:00 a.m., Central Daylight Time, in the Union League Club, 65 West Jackson Blvd., Chicago, Illinois, and at any and all postponements and adjournments thereof, as follows:

    This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted (i) FOR each of the Nominees listed, (ii) FOR the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20 million to 40 million, (iii) FOR the proposal to amend the Company's Amended and Restated 1992 Stock Option Plan to increase the number of underlying shares issuable pursuant to the Plan from 1.5 million to 2.0 million, and (iv) FOR the proposal to approve the Company's 1997 Non-Employee Directors Stock Option Plan. If any other business is presented at the Annual Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

           [ ] Check here if you plan to attend the Annual Meeting.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS LISTED.
1. Election of Directors--
   Nominees: John K. Carlyle and Rocco A. Ortenzio

  _______________________________________________
   (Except nominee(s) written above)

              FOR                 WITHHOLD                  FOR ALL
              ALL                   ALL                      EXCEPT
             [  ]                  [  ]                       [  ]

2. Proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.01 par value per share, from 20 million to 40 million.

            FOR                    AGAINST             ABSTAIN
            [  ]                    [   ]                [  ]

3. Proposal to amend the Company's Amended and Restated 1992 Stock Option Plan (the "Plan") to increase the number of underlying shares issuable pursuant to the Plan from 1.5 million to 2.0 million.

            FOR                    AGAINST             ABSTAIN
            [  ]                    [   ]                [  ]

4. Proposal to approve the Company's 1997 Non-Employee Directors Stock Option Plan.
            FOR                    AGAINST             ABSTAIN
            [  ]                    [   ]                [  ]

5. In their discretion, on such other business as may properly come before the meeting.


     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED, FOR THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES, FOR THE PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED 1992 STOCK OPTION PLAN, AND FOR THE PROPOSAL TO APPROVE THE COMPANY'S 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

    The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated April 14, 1997, and the Annual Report to Stockholders.

                                    Dated: ___________________________, 1997

                          Signature(s) _____________________________________

                          __________________________________________________
                          Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, or general partner, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.


                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.